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                                 EXHIBIT INDEX


Exhibit
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99.1

                   ITERATED SYSTEMS ANNOUNCES AGREEMENT WITH
                       MCI TELECOMMUNICATIONS CORPORATION



ATLANTA, GEORGIA (AUGUST 11, 1998)--Iterated Systems, Inc., a leading developer of next-generation digital imaging technology, announced today that it has reached an accord with MCI Telecommunications Corporation. The accord allows the parties to develop and market products that include advanced imaging software developed under a 1994 agreement between MCI and Iterated, and gives MCI the option to purchase Iterated common stock. Iterated Systems receives the right to own certain patentable inventions resulting from MCI's use of Iterated's technology. Iterated Systems is under no market restrictions regarding the use of the technology, including telecommunications use, with any of its current or emerging technology.

Under the 1994 agreement, MCI held a market exclusivity arrangement for certain Iterated technologies. The two companies had entered into a multi-million dollar development and license arrangement for Iterated to develop advanced technologies for MCI to commercialize. Today's accord frees both parties to pursue markets and technologies that benefit their respective business models.

MCI and Iterated may now pursue OEM agreements to commercialize products developed with Iterated's technology. In addition, Iterated receives the right to certain patents resulting from such product commercialization by MCI. Iterated is under no market restrictions regarding use of, or further development of, such patents and technology with any of its current or emerging technology.

As a result of this accord, MCI was granted a warrant to purchase up to ten percent of Iterated common stock at a price of US $5.00 per share. Iterated Systems trades on the Oslo Bors Stock Exchange in Norway. For investor relations information, please contact investor@iterated.com.

"This accord offers Iterated an outstanding opportunity to extend our digital imaging technology to a wide range of markets and industries," said John Bacon, president and CEO of Iterated. "We are also pleased that a company of MCI's stature will be employing our technology to develop new markets and products."
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ABOUT ITERATED SYSTEMS


Iterated Systems, Inc. is a leading developer of powerful digital imaging technologies based on patented developments in advanced mathematics. Iterated's imaging solutions give users the highest quality images, faster and at lower cost than those provided by conventional image techniques. Since 1987, Iterated's unique advances have provided the most demanding graphics users with the ability to create extremely detailed, re-usable images based on fractal and waveform technologies. Today, through its Imaging Systems Architecture(TM), Iterated provides users in the prepress, graphic arts, digital photography and video industries with unique, bandwidth-conserving, and often lossless imaging capabilities. These solutions improve customer satisfaction while making workflows faster and more efficient. For further information on Iterated Systems, visit the company's World Wide Web site at www.iterated.com.

This press release may contain "forward-looking statements" which involve a number of risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Potential risks and uncertainties include, but are not limited to, those described in the Company's Form 10 Registration Statement filed with the Securities and Exchange Commission on April 24, 1998.

For additional information, please contact Christine Smith at csmith@iterated.com.


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Iterated Systems and Imaging Systems Architecture are trademarks of Iterated
Systems.